SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KESTREL ENERGY, INC.
(Name of Registrant as Specified in Its Charter)

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KESTREL ENERGY, INC.
1726 Cole Boulevard, Suite 210
Lakewood, Colorado 80401
(303) 295-0344

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held August 5, 2005
10:00 a.m.

To Our Shareholders:

We strongly encourage your attendance and participation at a Special Meeting of Shareholders of Kestrel Energy, Inc. (the “Company”), which will be held at 10:00 a.m. on Friday, August 5, 2005, at our offices at 1726 Cole Boulevard, Suite 210, Lakewood, Colorado for the following purposes:

1. To approve, subject to final action by our Board of Directors, a 100-to-1 reverse stock split of our Common Stock, with the result that (i) holdings prior to such split of fewer than 100 shares of Common Stock will be converted to a fractional share, which will then be immediately cancelled and converted into a right to receive the cash consideration described in the attached Proxy Statement, and (ii) after these cancellations, we will have fewer than 300 record shareholders allowing us to deregister the Common Stock under the Securities Exchange Act of 1934, and thus avoid the costs associated with being a public reporting company; and

2. To transact such other business as may properly come before the meeting.

A Proxy Statement explaining the matters to be acted upon at the meeting is enclosed.

Our Board of Directors has designated May 27, 2005 as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

OUR BOARD OF DIRECTORS WOULD LIKE TO EMPHASIZE THE IMPORTANCE OF EXERCISING YOUR RIGHTS AS SHAREHOLDERS TO VOTE ON THE PROPOSAL DESCRIBED IN THE ENCLOSED PROXY STATEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REVERSE STOCK SPLIT.

YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

July 15, 2005	Timothy L. Hoops President

KESTREL ENERGY, INC.
1726 Cole Boulevard, Suite 210
Lakewood, Colorado 80401

PROXY STATEMENT

Special Meeting of Shareholders
To Be Held August 5, 2005
10:00 a.m.

The enclosed Proxy is solicited by our Board of Directors of Kestrel Energy, Inc., a Colorado corporation (the “Company”), for use at our Special Meeting of Shareholders to be held at our offices at 1726 Cole Boulevard, Suite 210, Lakewood, Colorado on Friday, August 5, 2005 at 10:00 a.m., Mountain Daylight Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to our shareholders on or about July 15, 2005. References to the “Company,”“us,”“we,” or “our” refer to Kestrel Energy, Inc.

You are being asked to vote on the following proposals:

1. To approve, subject to final action by our Board of Directors, a 100-to-1 reverse stock split of our Common Stock, with the result that (i) holdings prior to such split of fewer than 100 shares of Common Stock will be converted to a fractional share, which will then be immediately cancelled and converted into a right to receive the cash consideration described in the Proxy Statement, and (ii) after these cancellations, we will have fewer than 300 record shareholders allowing us to deregister the Common Stock under the Securities Exchange Act of 1934, and thus avoid the costs associated with being a public reporting company; and

2. To transact such other business as may properly come before the meeting.

THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

PROXY SOLICITATION

The expense of the Board of Directors' Proxy solicitation will be borne by us. In addition to solicitation of Proxies by use of the mails, some of our officers and directors may solicit Proxies by telephone, telegraph or personal interview without any additional compensation to them. We will reimburse brokers, nominees, custodians and other fiduciaries for expenses in forwarding Proxy materials to their principals.

GOING PRIVATE TRANSACTION

The reverse stock split which is the subject of this proxy statement is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because, if consummated, it is intended to terminate the registration of our Common Stock under Section 12(b) of the Exchange Act and suspend our duty to file periodic reports with the SEC. Consequently, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 is available on the SEC’s website at http://www.sec.gov or from the Company. See “OTHER MATTERS--Available Information” below.

PROXY REVOCATION

Any shareholder giving a Proxy on the enclosed form may revoke it at any time prior to the exercise thereof by advising our Secretary in writing at the above address, by properly executing a later dated Proxy, or by appearing in person and voting at the Special Meeting.

VOTING OF SHARES

Only holders of our outstanding shares of common stock, no par value (“Common Stock”), of record at the close of business on May 27, 2005, will be entitled to notice of, and to vote at, the Special Meeting and at any adjournment thereof. On that date, there were 10,673,200 shares of Common Stock outstanding.

Each shareholder will be entitled to one vote per share. The approval of the reverse stock split requires an affirmative vote of a majority of the shares represented in person or by proxy at the Special Meeting. Approval of a majority of unaffiliated shareholders is not required. Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Only those votes cast for the reverse stock split will be counted as votes in favor or affirmative votes. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of our Common Stock outstanding on the record date will constitute a quorum for the meeting. Our Board of Directors urges each shareholder to mark, sign and mail the enclosed Proxy card in the return envelope as promptly as possible.

SUMMARY TERM SHEET

This summary term sheet, including the “Questions and Answers About the Meeting and Transaction” section that follows, highlights selected information from the attached Proxy Statement for the 2005 Special Meeting of our shareholders and addresses the material terms of the reverse stock split described below. For a complete description of the reverse stock split, you should carefully read the Proxy Statement. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, the Proxy Statement. References to the “Company,”“us,”“we,” or “our” refer to Kestrel Energy, Inc., a Colorado corporation.

REVERSE STOCK SPLIT; “GOING DARK”; “PINK SHEET” QUOTATION

Our Board of Directors has authorized, subject to shareholder approval and subsequent final action by our Board of Directors, a 100−to−1 reverse stock split of our Common Stock. Shareholders who own fewer than 100 shares at the Effective Date of the reverse stock split will have their shares cancelled and will receive a cash payment equal to the value of the shares they hold prior to the reverse stock split, as described in more detail in the Proxy Statement. Shareholders who own 100 or more shares of our Common Stock at the Effective Date of the reverse stock split will remain shareholders, will continue to hold whole shares, and will not be entitled to receive any cash for their fractional share interests resulting from the reverse stock split. For shareholders who own one or more shares after the split, a fractional share will not be issued but the number will be rounded up to the next whole number of shares.

If consummated, the reverse stock split would be part of a “going dark” plan. Following the reverse stock split, we would have fewer than 300 holders of record and would be eligible to terminate the registration of our Common Stock under the Securities Exchange Act of 1934 (“Exchange Act”). We would then “go dark,” i.e., terminate our Exchange Act registration and become a non−reporting company for purposes of the Exchange Act. This will eliminate the significant expense required to comply with public reporting and related requirements including, but not limited to, the Sarbanes−Oxley Act of 2002. Our Board of Directors estimates that the Company’s current costs of “being public” are approximately $250,000 per year but the burden of compliance with the forthcoming internal control audit assessment and review requirements of Section 404 of the Sarbanes-Oxley Act of 2002 may be significantly higher in the future. Moreover, while there can be no certainty as to future costs, the one time cost for creating the internal controls required by Section 404 has been estimated to be as high as $700,000. (See “Advantages of the Proposal - Cost Savings”)

Even after we terminate our registration, our Board of Directors has concluded that the cost associated with being a reporting company is not justified by its benefits in view of the limited trading activity in our Common Stock, and has determined that the reverse stock split is substantively and procedurally fair to and in the best interests of our unaffiliated shareholders. See also the information in the sections “Recommendation of Our Board of Directors” and “Fairness of the Reverse Stock Split.” After we “go dark,” our shares may still be quoted in the “Pink Sheets,” albeit at a price approximately 100 times their current price on the OTC Bulletin Board (“OTCBB”) to reflect the reverse stock split. In addition, the spread between the bid and asked prices of our Common Stock may be wider than on the OTCBB and the liquidity of our shares may be less. There is no assurance, however, that there will be any Pink Sheets quotations after we “go dark” nor that, if such quotations begin they will continue for any length of time.

The members of our Board of Directors, including Neil T. MacLachlan (who is also a member of the Board of Directors of Samson Oil & Gas N.L., the largest shareholder of the Company (“Samson”)), have indicated that they intend to vote, or cause to be voted, the shares of our Common Stock that they directly or indirectly control in favor of the reverse stock split. The shares of our Common Stock beneficially owned by directors represent approximately 8% of our outstanding voting securities. Samson, which holds approximately 77% of our outstanding shares as of the record date, has also indicated that it intends to vote in favor of the reverse stock split. These percentages will not materially change after the reverse stock split. See also the information in the section “Special Interests of Affiliated Persons in the Transaction.”

The reverse stock split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our public reporting company obligations. See also the information in the section “Structure of Proposal.”

If the proposal is approved by the shareholders, our Board of Directors would still retain the authority to determine whether to effect the reverse stock split, notwithstanding the authorization by shareholders. While it is highly unlikely that it would do so, the Board could elect to delay or even abandon the split without further action by shareholders if, in the Board’s judgment, new or changed circumstances make the declaration of the reverse stock no longer in the best interests of the Company’s unaffiliated shareholders. The date on which the reverse stock split takes effect is referred to herein as the Effective Date of the reverse stock split. Please see the section of the Proxy Statement entitled “Structure of the Proposal,” for a more detailed discussion of the procedures to effect the reverse stock split.

Our Board of Directors appointed a Special Committee of two of the Company’s Directors, Timothy L. Hoops, our President and Chief Executive Officer, and Kenneth W. Nickerson, an independent outside director, to review the fairness to our unaffiliated shareholders of the reverse stock split and of the price to be paid to those shareholders whose shares are repurchased after the split. Our Board of Directors has set the cash consideration to be paid to the shareholders with less than one share after the reverse stock split as the greater of (i) 125% of the average pre-split closing price per share of our Common Stock as quoted on the OTCBB for the forty (40) trading days preceding the first public announcement of the plan to effect a reverse stock split, or May 20, 2005 (the “Announcement Date”) or (ii) 125% of the average pre-split closing price per share over the 5 trading days preceding the Effective Date of the reverse stock split as declared by our Board of Directors (the “Purchase Price”) based on the number of pre-split shares held, which amount the Board of Directors believes to represent an amount equal to or greater than the “fair market value” per share of our Common Stock. Since the Effective Date has not yet occurred, the final Purchase Price cannot be determined at this time On the other hand, because it is set as the greater of the two values, based on the May 20, 2005, Announcement Date and the average pre-split trading price of our Common Stock for the forty (40) trading days preceding that date, the minimum Purchase Price is $1.42.

For the forty (40) trading day period from March 24, 2005 through May 19, 2005, our closing prices ranged from a low of $0.94 to a high of $1.47, with an average closing price of $1.13975 per share for that period. 125% of that average closing price is $1.42 per share, which is how we have calculated the minimum Purchase Price. We will file a Form 8-K with the SEC to inform our shareholders of the final Purchase Price after the Effective Date irrespective of whether it is higher than the $1.42 minimum. We will also amend our Schedule 13E-3 with the same information. Our Board of Directors established the formula for the Purchase Price in good faith, based upon fairness and other factors it deemed relevant, as described in more detail in the section “Fairness of the Reverse Stock Split.”

If we effect the reverse stock split, some of our shareholders are entitled to assert dissenter’s rights and obtain payment of the fair value of their shares, under Article 113 of the Colorado Business Corporation Act. See also the information in the section “Appraisal and Dissenters' Rights.”

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSAL

Q: WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A: The Special Meeting will be held at the offices of the Company, 1726 Cole Boulevard, Suite 210, Lakewood, Colorado, on Friday, August 5, 2005, at 10:00 a.m. Mountain Daylight Time.

Q: WHAT PROPOSALS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: You are being asked to vote on the approval of a proposal that will provide for a 100−to−1 reverse stock split of our Common Stock and to transact such other business as may properly come before the meeting.

Q: WHAT DOES IT MEAN TO “GO DARK”?

A: If the reverse stock split is consummated, we would have fewer than 300 holders of record, and we would be eligible to terminate the registration of our Common Stock under the Exchange Act. That is referred to as “going dark” because we would no longer be required to file Form 10-K, 10-Q and 8-K with the SEC or make other Exchange Act filings or be required to comply with the requirements of the Sarbanes−Oxley Act of 2002. After “going dark,” our Common Stock would no longer be quoted on the OTCBB though it might be quoted on the Pink Sheets (www.pinksheets.com) for some period of time. Additionally, shares of our Common Stock could trade in privately negotiated sales. If we are solicited by one or more qualified brokerage firms about making a market in our Common Stock and obtaining Company information so that the brokerage firm can file Form 211 with the NASD and trade the stock under Rule 15c2-11, then our Board of Directors will consider such request at the time it is made, balancing the potential benefits to shareholders of such public trading with the costs, effort and other potential liabilities involved.

Q: WHAT ARE THE BENEFITS OF “GOING DARK”?

The benefits of deregistering include:
•
Eliminating the costs associated with filing documents under the Exchange Act with the SEC, including but not limited to reporting transactions of our executive officers, directors, and 10% shareholders relating to our Common Stock;

•
Eliminating the costs of compliance with the Sarbanes−Oxley Act and related regulations including but not limited to Section 404, which requires companies to establish costly systems of internal controls over financial reporting and provide annual assessments of the efficacy of such controls;

•	Reducing the direct and indirect costs of administering our shareholder accounts and responding to shareholder requests;

•
Affording our shareholders who hold fewer than 100 shares immediately before the reverse stock split the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs;

•	Permitting our management to focus its time and resources on our long−term business goals and objectives; and

•
We will no longer be subject to the liability provisions of the Exchange Act; we will no longer be subject to the new restrictions and requirements of the Sarbanes−Oxley Act; and our officers will no longer be required to certify the accuracy of our financial statements.

Q: WHAT ARE THE DISADVANTAGES TO “GOING DARK”?

A: Some of the disadvantages include:

•
Our Common Stock will no longer be traded on the OTCBB so that, to the extent that shares can presently be sold on the OTCBB, that market will no longer be available to shareholders; instead, shareholders will be relegated to sales on The Pink Sheets, if the Common Stock is traded there after the reverse stock split, or privately negotiated transactions.

•
Shareholders owning fewer than 100 shares of our Common Stock before the reverse stock split will not have an opportunity to liquidate their shares after the reverse stock split at a time and for a price of their own choosing; instead, they will be cashed out and will no longer be our shareholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

•
Shareholders who will continue to be our shareholders following the reverse stock split will no longer have available all of the information regarding our operations and results that is currently available in our filings with the SEC, although, as indicated above, we may elect to provide the necessary information to a brokerage firm if a firm expresses interest in quoting our Common Stock in the Pink Sheets;

•
Because our shares following the reverse stock split will no longer be quoted on the OTCBB, and even though they may be quoted in the Pink Sheets, the effect will be a significant reduction in liquidity;

•
We may have less flexibility in attracting and retaining executives and other employees because equity−based incentives (such as stock options, if we choose to use them) tend not to be viewed as having the same value in a non−reporting company; and

•	We will be less likely to be able to use our shares of our Common Stock for acquisitions of operating companies or assets.

See “Fairness of the Reverse Stock Split.”

Q: IS IT POSSIBLE THAT THE NUMBER OF HOLDERS OF RECORD WILL AGAIN REACH 300, THEREBY MAKING US A REPORTING COMPANY AGAIN?

A: Unless our assets come to exceed $10 million at the end of a fiscal year, we would not have to re-register under the Exchange Act unless the number of holders of record of our Common Stock went above 500 holders. After the 100−to−1 reverse stock split is effected and the shares of all shareholders who then have only fractional shares are repurchased, we may choose to repurchase additional shares of Common Stock from some of our Continuing Shareholders to ensure that the Company is not required to again register the Common Stock under the Exchange Act. For example, if shares of Common Stock are proposed to be transferred by a Continuing Shareholder and such proposed transfer would cause the number of holders of record of our Common Stock to equal or exceed the 300 or 500 shareholder limit, whichever applies, the Company might seek to repurchase the offered shares. In such an event, the price paid by the Company for the shares pursuant to this option would be the fair market value for such shares as determined by our Board of Directors in good faith.

Q: WHAT ARE SOME OF THE REASONS FOR DEREGISTERING NOW?

A: Our Board of Directors believes that, for the past several years, neither the Company nor its unaffiliated shareholders have derived any material benefit from our status as a public reporting company. Notwithstanding the direct financial burden of being a public reporting company, the low trading volume in our Common Stock has not provided significant liquidity to our shareholders. Because of this lack of an active and liquid trading market, the Company has found it difficult to use shares of our Common Stock as consideration for acquisitions or other transactions and our Board of Directors does not believe that we will be able to do so in the foreseeable future. Finally, the low trading volume has historically resulted in substantial spikes in the trading price on the OTCBB when actual trades are made, leading to arbitrary and unfair treatment of shareholders buying and selling Common Stock. All of these factors, when considered in the context of the anticipated dramatic increases in the costs of being publicly held on account of Section 404 of the Sarbanes-Oxley Act, make this an especially appropriate time to deregister our Common Stock. See information in the section “Background of the Proposal.”

Q: AS A SHAREHOLDER, WHAT WILL I RECEIVE IN THE TRANSACTION?

A: If the reverse stock split is consummated and you own fewer than 100 shares of our Common Stock on the Effective Date of the reverse stock split, you will receive a cash payment, without interest, as payment for the shares of Common Stock that you own prior to the reverse stock split and you will cease to be our shareholder. Our Board of Directors, with the concurrence of the Special Committee, has set the cash consideration to be paid to the shareholders with less than one share after the reverse stock split as the greater of (i) 125% of the average pre-split closing price per share of our Common Stock as quoted on the OTCBB for the forty (40) trading days preceding the first public announcement of the plan to effect a reverse stock split, or May 20, 2005 (the “Announcement Date”) or (ii) 125% of the average pre-split closing price per share over the 5 trading days preceding the Effective Date of the reverse stock split as declared by our Board of Directors (the “Purchase Price”) based on the number of pre-split shares held, which amount the Board of Directors believes to represent an amount equal to or greater than the “fair market value” per share of our Common Stock. Since the Effective Date has not yet occurred, the final Purchase Price cannot be determined at this time. On the other hand, because it is set as the greater of the two values, based on the May 20, 2005, Announcement Date and the average pre-split trading price of our Common Stock for the forty (40) trading days preceding that date, the minimum Purchase Price is $1.42.

For the forty (40) trading day period from March 24, 2005 through May 19, 2005, our closing prices ranged from a low of $0.94 to a high of $1.47, with an average closing price of $1.13975 per share for that period. 125% of that average closing price is $1.42 per share, which is how we set the minimum Purchase Price. We will file a Form 8-K with the SEC to inform our shareholders of the final Purchase Price after the Effective Date has occurred. Our Board of Directors established the formula for the Purchase Price in good faith, based upon fairness and other factors it deemed relevant, as described in more detail in the section “Fairness of the Reverse Stock Split.” If you own 100 or more shares of our Common Stock immediately prior to the Effective Date, you will continue to be our shareholder and you will not receive any cash payment for your shares in connection with the transaction. If and to the extent that the reverse split would cause you to receive more than one whole share and a fractional share of our stock, you will not receive a fractional share but the amount of shares you actually receive will be rounded up to the next whole share.

Q: IF I OWN FEWER THAN 100 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A SHAREHOLDER AFTER THE TRANSACTION?

A: If you currently own fewer than 100 shares of our Common Stock, you can continue to be our shareholder after the Effective Date of the reverse stock split by purchasing, in the open market or in private purchases, enough additional shares to cause you to own a minimum of 100 shares in a single account immediately prior to the Effective Date. However, we cannot assure you that any shares will be available for purchase prior to the Effective Date.

Q: IS THERE ANYTHING I CAN DO TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION IF I CURRENTLY OWN MORE THAN 100 SHARES?

A: If you currently own 100 or more shares, you can receive cash for shares you own as of the Effective Date of the reverse stock split if you reduce your ownership of our Common Stock to fewer than 100 shares by selling such shares in the open market or otherwise transferring them. However, we cannot assure you that any purchaser for your shares will be available prior to the Effective Date.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 100 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 100 SHARES OF RECORD IN MY NAME AND FEWER THAN 100 SHARES WITH MY BROKER IN “STREET NAME”?

A: An example of this would be that you have 40 shares registered in your own name with our transfer agent and you have 60 shares registered with your broker in “street name.” Accordingly, you are the beneficial owner of a total of 100 shares, but you do not own 100 shares of record or beneficially in the same name. If this is the case, as a result of the transaction, you would receive cash for the 40 shares you hold of record. You will also receive cash for the 60 shares held in street name if your broker or other nominee accepts our offer for beneficial owners of fewer than 100 shares of our Common Stock held in the broker's or nominee's name to receive cash for fractional shares. You can avoid this result by consolidating your holdings of 100 or more shares in a single account. If, as expected, the reverse stock split is approved at the Special Meeting, the Company’s Board of Directors can declare the Effective Date to be as soon as ten (10) days after the date of the Special Meeting, or August 5, 2005. Accordingly, any consolidating transactions by shareholders should be completed before that date.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A: Shareholders who do not receive any cash as a result of the reverse stock split should not recognize any gain or loss as a result of the reverse stock split. For shareholders who will continue to be our shareholders after the transaction, their tax basis and holding period in the shares of our Common Stock should remain unchanged after the reverse stock split. Shareholders who will be paid cash for their shares of our Common Stock as a result of this transaction will generally recognize capital gain or loss for federal income tax purposes. Such gain or loss will be measured by the difference between the cash received by such shareholder and the aggregate adjusted tax basis of the shares of Common Stock held. While we do not purport to provide personal tax advice to any shareholder, a summary of the material tax consequences of the reverse stock split can be found in the section “Federal Income Tax Consequences.”

Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

A: Yes, under the Colorado Business Corporation Act, those shareholders whose fractional shares are cancelled and repurchased after the reverse stock split are entitled to dissenters’ rights in connection with the reverse stock split. See also the information in the section “Appraisal and Dissenters’ Rights.”

Q: WHAT IS THE VOTING RECOMMENDATION OF OUR BOARD OF DIRECTORS?

A: Our Board of Directors has determined that the reverse stock split is advisable and in the best interests of our unaffiliated shareholders. Our Board of Directors has therefore unanimously approved the reverse stock split and recommends that you vote “FOR” approval of this matter at the Special Meeting. See the information in the section “Recommendation of our Board of Directors.”

Q: WERE THERE ADDITIONAL FACTORS SUPPORTING OUR BOARD'S DETERMINATION TO RECOMMEND APPROVAL OF THE REVERSE STOCK SPLIT?

A: In addition to considering the advantages and disadvantages of the reverse stock split discussed above, our Board of Directors based its recommendation to approve such transaction on the following:

•
The determination of our Special Committee appointed in connection with the reverse stock split that the reverse stock split is in the Company’s best interest and is fair to all of our unaffiliated shareholders, including the proposed cash consideration to be paid to our shareholders who own fewer than 100 shares of our Common Stock immediately before the Effective Date of the reverse stock split; and

•
Our expectations that, in the absence of a split, attempts by our shareholders to achieve liquidity are likely to be frustrated due to the low average daily trading volume of shares of our Common Stock, where only a small number of shares could be purchased or sold without the risk of significantly increasing or decreasing the trading price.

Q: WHAT IS THE COST TO THE COMPANY TO EFFECT THE REVERSE STOCK SPLIT?

A: Based on recent trading prices of our Common Stock, we estimate that the total cash outlay of the Company in effecting the reverse stock split will be at least $75,000, most of which will be transactional expenses rather than consideration paid to shareholders. Based on recent trading prices of our Common Stock, we estimate that we will pay approximately $30,000 to cash out fractional shares. We also expect to incur at least $45,200 in legal fees and other costs to effect the proposed transaction. These amounts could be larger or smaller if the trading price of our Common Stock changes or if the number of fractional shares that will be outstanding upon the reverse stock split changes as a result of purchases or sales of shares of our Common Stock.

Q: WHAT SHARES CAN I VOTE?

A: You may vote all shares of our Common Stock that you own as of the close of business on the record date, which is May 27, 2005. These shares include (1) shares held directly in your name as the “holder of record,” and (2) shares held for you in “street name” as the “beneficial owner” through a nominee (such as a broker or bank). Nominees may have different procedures and, if you own shares in street name, you should contact them prior to voting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Shortly after the reverse stock split is consummated, if you hold less than one share of Common Stock, we will send instructions on where to send your stock certificates and how you will receive any cash payments you may be entitled to receive. Once our transfer agent receives the stock certificate and the correctly signed paperwork included with the instructions, the cash payment will be sent back by the transfer agent within one or two days. Payment to shareholders who have lost their stock certificates may be delayed on account of the need for the Company to post a cash bond with the transfer agent. Shareholders who hold one full share or more (“Continuing Shareholders”) are not entitled to any cash payments and should not send in their stock certificates for reissuance as the lower, post-split, number. The old pre-split stock certificates remain valid. If a Continuing Shareholder does send a certificate in for reissuance as a post-split certificate, the shareholder will have to pay the transfer agent a fee for issuing a new certificate.

Q: WHAT IF I HAVE LOST MY STOCK CERTIFICATE?

A: If you hold less than one share of Common Stock after the split and you have destroyed, misplaced or otherwise cannot locate your stock certificate, a non-refundable cash bond equal to three percent (3%) of the value of the lost certificate must be posted with our transfer agent for a replacement certificate to be issued. The Company will post the cash bond on behalf of any shareholders who do not return certificates and deduct the cost of the bond from the cash payment made to those shareholders.

Q: CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

A: Whether you hold your shares directly as the shareholder of record or beneficially in “street name,” you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in “street name,” by signing the voting instruction card sent to you by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q: CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may change your vote by signing a new proxy card bearing a later date (which automatically revokes the earlier dated proxy card) or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously signed proxy card to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may change your vote only by submitting new voting instructions to your broker or nominee. Shares held in street name may not be voted by you at the meeting other than through voting instructions submitted to your broker or nominee before the meeting.

Q: WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE REVERSE STOCK SPLIT?

A: Approval of the reverse stock split will require the affirmative vote of a majority of the shares represented in person or by proxy at the Special Meeting. Because our largest shareholder, Samson Oil & Gas N.L., is expected to vote in favor of the reverse stock split, its passage is virtually assured.

Q: ARE THERE ANY SPECIAL VOTING REQUIREMENTS FOR NONAFFILIATED SHAREHOLDERS TO SEPARATELY APPROVE THE REVERSE STOCK SPLIT?

A: No. Based on historical voting patterns at previous shareholder meetings of the Company, the Board of Directors expects a very low percentage of the shares held by unaffiliated shareholders to be voted at the Special Meeting. Accordingly, the Board determined that it could not practicably require the approval of a majority of the unaffiliated shareholders and that it would be unfair to permit the reverse stock split to be decided by a plurality of the small number of unaffiliated shareholders who do cast their votes at the Special Meeting.

Q: DID THE BOARD OR THE SPECIAL COMMITTEE OBTAIN AN INDEPENDENT APPRAISAL OF THE COMMON STOCK?

A: No. The Board of Directors believes that the cost of an independent appraisal of the Common Stock by a reputable investment banking firm would be equal to or greater than the approximately $30,000 to be paid to the shareholders who are cashed out as a result of the reverse stock split. The Board also believes that the fairness of the Purchase Price, which will be at least twenty-five percent (25%) higher than recent or historical market prices and at least seven times higher than the net book value per share, is so indisputably fair to shareholders that, under the circumstances, an independent appraisal would not be a prudent use of the Company’s limited resources.

Q: HOW ARE VOTES COUNTED?

A: You may vote “FOR,”“AGAINST” or “ABSTAIN” on the reverse stock split. If you sign and date your proxy card with no further instructions, your shares will be voted “FOR” the approval of the transaction, all in accordance with the recommendations of our Board of Directors.

Q: WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A: We will announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8−K filed with the SEC and by amending the Schedule 13E−3 filed in connection with the reverse stock split.

Q: IF THE REVERSE STOCK SPLIT IS APPROVED BY OUR SHAREHOLDERS, DOES IT STILL HAVE TO BE DECLARED BY OUR BOARD OF DIRECTORS?

A: Yes. While our Board of Directors may proceed with the reverse stock split at any time without further notice to or action on the part of our shareholders, the Board may also determine to delay or abandon the declaration of the reverse stock split based on new or changed circumstances that, in its sole discretion, it believes make the declaration of the reverse stock no longer in the best interests of the Company’s unaffiliated shareholders.

Q: HOW WILL WE OPERATE AFTER THE TRANSACTION?

A: If the reverse stock split is consummated, and assuming that we have fewer than 300 holders of record after the transaction, we would deregister and no longer be subject to the reporting and related requirements of the federal securities laws that are applicable to reporting companies. As a result, our Common Stock would no longer be quoted on the OTCBB. On the other hand, we do not anticipate that the reverse stock split will have any effect on the conduct of our operations or business other than the cost savings anticipated from the discontinuation of reporting. In all other respects, our business and operations should continue as they are currently being conducted.

PROPOSAL NO. 1

TO EFFECT A REVERSE STOCK SPLIT

We are seeking approval of the reverse stock split described below. If approved by our shareholders, and upon subsequent final action of our Board of Directors, we will effect a 100-to-1 reverse stock split of our Common Stock. Our shareholders who own fewer than 100 shares of our Common Stock immediately prior to the Effective Date of the reverse stock split will receive a cash payment for their fractional shares and will cease to be our shareholders. Our Board of Directors, with the concurrence of the Special Committee, has set the cash consideration to be paid to the shareholders with less than one share after the reverse stock split as the greater of (i) 125% of the average pre-split closing price per share of our Common Stock as quoted on the OTCBB for the forty (40) trading days preceding the first public announcement of the plan to effect a reverse stock split, or May 20, 2005 (the “Announcement Date”) or (ii) 125% of the average pre-split closing price per share over the 5 trading days preceding the Effective Date of the reverse stock split as declared by our Board of Directors (the “Purchase Price”) based on the number of pre-split shares held, which amount the Board of Directors believes to represent an amount equal to or greater than the “fair market value” per share of our Common Stock. Since the Effective Date has not yet occurred, the final Purchase Price cannot be determined at this time On the other hand, because it is set as the greater of the two values, based on the May 20, 2005, Announcement Date and the average pre-split trading price of our Common Stock for the forty (40) trading days preceding that date, the minimum Purchase Price is $1.42. That minimum Purchase Price was calculated as follows: for the forty (40) trading day period from March 24, 2005 through May 19, 2005, our closing prices ranged from a low of $0.94 to a high of $1.47, with an average closing price of $1.13975 per share for that period. 125% of that average closing price is $1.42 per share which set the minimum Purchase Price. We will file a Form 8-K with the SEC to inform our shareholders of the final Purchase Price after the Effective Date has occurred. Our shareholders who own 100 or more shares of our Common Stock immediately prior to the Effective Date of the reverse stock split (“Continuing Shareholders”) will continue to be our shareholders and will not be entitled to receive any cash for their fractional share interests resulting from the transaction, but any fractional shares they receive will be rounded up to a whole share.

We may at some point repurchase shares of Common Stock proposed to be transferred by one or more of our Continuing Shareholders if the proposed transfer would cause the number of holders of record of our Common Stock to equal or exceed 500 (or 300, if our assets then exceed $10 million). We might also repurchase shares of one or more Continuing Shareholders who, after the reverse stock split, have “odd lot” shares and cannot otherwise dispose of them on reasonable terms. Because some of these odd lots of shares may be difficult to sell, particularly if the Company’s stock is not quoted on The Pink Sheets or any other securities market after the reverse stock split, the Company may try to provide some measure of liquidity to these shareholders. There is no guarantee, however, that the Company will have the financial or other resources to make any such repurchases or that, even if some repurchases are made, the Company will be in a position to do so for all or for any significant portion of the shareholders holding odd lots after the reverse stock split. The price to be paid for any such post-split repurchases would be the fair market value for such shares as determined by our Board of Directors in good faith.

The following discussion describes in more detail the reverse stock split and its advantages and disadvantages.

SPECIAL FACTORS

Background of the Proposal

In recent years, our Common Stock has attracted virtually no market research attention. Over the past several years, when resources were available, we expended funds and time and effort on investor public relations. When our Common Stock was traded on Nasdaq, the investment was largely fruitless. After we were delisted from Nasdaq and began trading on the OTC Bulletin Board, we found that the substantially lower interest in OTCBB stocks generally made our investor relations efforts utterly ineffectual. In any event, the daily trading volume for our stock over the past several years has ranged from a very large number of days with no trading at all, to daily trading volume in the low thousands of shares, except for occasional spikes in volume, which could amount to as many as 60,000 shares. These consistently low trading volumes have resulted in a highly inefficient market for our shares.

In addition, we have concluded that, since we reported less than $3 million in assets and net income of only $60,997 at the end of fiscal 2004, following substantial losses for 2003 and 2002, the market’s lack of interest in our Common Stock is unlikely to be affected by any amount of investor relations or legitimate promotional activity. The low trading volumes and market capitalization have also limited our ability to use our Common Stock as a significant part of our employee compensation and incentives strategy or as consideration for acquisitions. Our Board of Directors has not raised any capital through sales of equity securities in a public offering in many years and has no plans to do so in the foreseeable future. Also, our Board of Directors has determined that, given our size and the absence of sustained interest by securities research analysts and other factors, we have not enjoyed an appreciable enhancement in our Company image, which sometimes results from having reporting company status.

We incur substantial direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on reporting companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act, including but not limited to the significant costs and burdens of compliance with the forthcoming internal control evaluation and audit requirements of Section 404 of the Sarbanes-Oxley Act, more commonly referred to in this Proxy Statement as Section 404. While the SEC has deferred for one year the application of Section 404 to non-accelerated filers like us, the cost of implementing Section 404’s internal control procedures is expected to be unduly burdensome and costly for a company as small as Kestrel Energy. We will have to incur substantial costs to implement these procedures unless and until we deregister. Historically, we have also incurred substantial indirect costs as a result of, among other things, the management time expended to prepare and review our public filings, which indirect costs are expected to increase after Sarbanes-Oxley and particularly Section 404.

In light of these circumstances, our Board of Directors believes that it is in our best interest to undertake the reverse stock split, enabling us to deregister our Common Stock under the Exchange Act. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and the Sarbanes-Oxley Act.

History of the Proposal

Our Board of Directors began considering the issues that led to this proposal during 2004. At that time, officers and directors began to evaluate whether we were achieving the benefits of being a publicly traded company when weighed against the costs of maintaining our public reporting obligations, coupled with the limited liquidity and trading volatility associated with the limited trading volume of our Common Stock. While these issues had been discussed by individual members of the Board of Directors from time to time for many years, no formal consideration of taking steps to deregister the Company’s Common Stock had been considered by the Board. Shortly after Timothy L. Hoops was named President, CEO and CFO of the Company on May 15, 2004, however, he began investigating ways to reduce the Company’s expenses and thereby decrease the Company’s losses from operations. Among the expenses that he identified were the legal and accounting fees and other expenses involved in complying with the Company’s obligations as a public company. Shortly thereafter, Mr. Hoops raised the possibility of deregistering the Company’s common stock with Robert J. Pett, the Company’s Chairman of the Board, noting that costs of remaining a public company were increasing on account of the passage of the Sarbanes-Oxley Act of 2002 and were expected to increase further when the Company was required to comply with Section 404 of the Act.

In October 2004, at a meeting of the Audit Committee of our Board of Directors, Wheeler Wasoff P.C., our independent auditors, provided information to the Committee concerning certain recent accounting pronouncements regarding Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s final rules for the implementation of that provision for smaller public companies like the Company. Following that meeting, members of the Committee encouraged management to review the effort and expense that would be necessary to adopt a comprehensive program to document, evaluate and test our systems of internal controls for Section 404 readiness and ultimate compliance.

In December 2004, Mr. Hoops reviewed an article in Securities Mosaic, an on-line securities law and news publication, containing an interview with Christian Leuz, an economist with the Wharton School and one of three co-authors of a recently completed study titled "Why Do Firms Go Dark? Causes and Economic Consequences of Voluntary SEC Registration." The Securities Mosaic article piqued his interest in the process and popularity of deregistration after passage of Sarbanes-Oxley, leading him to further investigate the possibility of the Company doing so.

On January 26, 2005, the Company announced in a Form 8-K that, by virtue of a series of acquisitions of the shares of non-U.S. shareholders of the Company, Samson held 59.3% of the Company’s Common Stock. The reduced number of shareholders implied by Samson’s acquisitions led Mr. Hoops to make further inquiries, to legal counsel and others, concerning the practical steps involved in, and the consequences of, deregistering the Common Stock. On April 28, 2005, Mr. Hoops circulated, by e-mail, a memorandum to the other members of the Board in which he recommended that the Company engage in a reverse stock split and terminate the registration of its Common Stock under the Exchange Act. By a series of separate telephonic and face to face communications with individual members of the Board between April 28 and May 7, 2005, Mr. Hoops’ recommendations were discussed by all of the directors, each of whom indicated his assent to pursuing the possibility of a transaction that would reduce the number of shareholders below 300 and permit the Company to deregister its Common Stock. Mr. Hoops, with the assistance of legal counsel, subsequently reviewed the processes and effect of various transactions that might cause the number of shareholders to go below 300 and consulted with Mr. Pett concerning the most appropriate transaction. Mr. Pett and Mr. Hoops determined that, in their view, a reverse stock split of at least 50 to 1 would be the most effective way for the Company to reduce the number of shareholders below 300.

By unanimous written consent dated May 7, 2005, the Board of Directors appointed two directors to a Special Committee of the Board to consider whether the proposed reverse stock split (a) would be in the best interests of the Company as a whole and (b) would be substantively and procedurally fair to all of the Company’s shareholders, including a separate consideration of the fairness to the Company’s unaffiliated shareholders who receive a cash payment for their shares after the reverse stock split as well as those unaffiliated shareholders who would remain shareholders after a split. The Board of Directors selected Ken Nickerson and Mr. Hoops to serve on the Committee. Mr. Nickerson was selected because he is the only director whom the Board considered to be entirely independent of the Company and of all its affiliates. The Board so assessed Mr. Nickerson’s independence because, during the 12 years he has served as a director of the Company, he has never received any compensation from the Company except for routine stock option grants (none of which he has ever exercised), has never received any compensation from any affiliate of the Company, has never engaged in any transaction of any kind with the Company other than the option grants and has, in the Board’s view, always acted as an independent, disinterested and trusted advisor to the Company. Mr. Hoops, the Company’s President and CEO and its only other U.S. director, was selected because he was the director most familiar with the details and history of the reverse stock split proposal and with the market for the Common Stock and the liquidity for the Company’s smaller shareholders in that market. Mr. Hoops is not an independent director because he is an officer and employee of the Company.

The Board also determined in that unanimous written consent that it would not require a separate vote of disinterested or unaffiliated shareholders. Based on historical voting patterns, the Board of Directors concluded that a very low percentage of the shares held by unaffiliated shareholders were likely to be voted at the Special Meeting. Accordingly, the Board determined that it could not practicably require the approval of a majority of the unaffiliated shareholders and that it would be unfair to the vast majority of unaffiliated shareholders who do not cast votes at the Special Meeting to permit the reverse stock split to be decided by a plurality of the very small number of unaffiliated shareholders who do cast their votes at the Special Meeting.

Finally, the Board determined not to seek an independent appraisal of the Common Stock. The Board reasoned that the cost of an independent appraisal of the Common Stock by a reputable investment banking firm would be equal to or greater than the approximately $30,000 to be paid to the shareholders who are cashed out as a result of the reverse stock split. The Board also believe that the fairness of the proposed Purchase Price, which was then proposed to be at least twenty-five percent (25%) higher than recent or historical market prices and at least seven times higher than the net book value per share, would be so indisputably fair to shareholders that, under the circumstances, an independent appraisal would not be a prudent use of the Company’s limited resources.

On May 9, 2005, Messrs. Hoops and Pett met in Colorado to review and consider the terms of the reverse stock split proposal, including but not limited to (i) the current and projected costs of remaining a public company, (ii) the relationship of the Company’s revenues, as shown by its fiscal 2004 financial statements, to those costs, (iii) the cash needed to effect a reverse stock split, (iv) whether the most appropriate split would be 50-to-1 or 100-to-1 or some other number, (v) the out of pocket expenses involved in a reverse stock split or another going private transaction, (vi) the current and historical market prices for the Company’s stock on the OTC Bulletin Board, (vii) the actual opportunity for a sale of shares of the Company’s stock on the OTCBB at a price similar to the quoted market price, especially for odd lot shareholders and (viii) the effect on those unaffiliated shareholders who were either cashed out or continued as minority shareholders after the split. On the basis of those discussions, Messrs. Hoops and Pett formulated a proposal to effect a 100-to-1 reverse stock split of the Company’s Common Stock and to repurchase for cash the shares of those shareholders who hold less than one whole share after the reverse stock split. The 100-to-1 split was recommended by Messrs. Hoops and Pett over the 50 to 1 split because (I) doing a split of less than 100-to-1 would not provide liquidity to some of the Company’s odd lot shareholders (shareholders with less than 100 shares), even though all odd lot shareholders faced special difficulty in selling their shares in the limited trading market available for the Common Stock, (II) the marginal cost of including all the odd lot shareholders was not significant, and (III) the further reduction in the number of shareholders that would result from including the additional shareholders in the cash out payments would help ensure that post-split transfers of shares, by securities depositories or others, would not increase the number of shareholders to the point that deregistration of the Common Stock would not be available.

The price which Messrs. Hoops and Pett initially proposed to pay the cashed out shareholders was the greater of (i) 125% of the average pre-split closing price per share of our Common Stock as quoted on the OTCBB for the ten (10) trading days preceding the first public announcement of the plan to effect a reverse stock split, or (ii) 125% of the average pre-split closing price per share over the 5 trading days preceding the Effective Date of the reverse stock split, in both cases based on the number of pre-split shares held. Over the next several days, Mr. Pett contacted each of the other members of the Board of Directors by telephone and solicited their views on the proposal formulated by Messrs. Pett and Hoops at their May 9 meeting. In those discussions, all of the directors approved the proposal except that it was agreed that the number of days prior to the announcement of the reverse stock split used to measure the pre-announcement average price would be increased from ten (10) days to forty (40) days. The increase in the number of days was deemed to be more fair to the Cashed Out Shareholders because it would include a greater amount of trading activity since there are many trading days in which the stock is not traded at all or thinly traded. Messrs. Pett and Hoops believed that a longer period might not provide much change in the average price but, in light of the extremely low trading volume and a recent downward trend in trading prices, it would probably be a more favorable measure for the Cashed Out Shareholders. While the Board could not be certain that using the 40 day average would in fact yield a higher minimum price than the 10 day average before the actual announcement was made, in fact, the decision to use the 40 day average instead of the 10 day average did make the minimum price higher. The use of the 10 day average would have resulted in a lower minimum price for Cashed Out Shareholders ($1.28 instead of $1.42) based on the lower average price for the 10 day period ($1.025) versus the 40 day period ($1.13975).

On May 19, 2005, the Special Committee met by telephonic conference to review the final terms of the proposed reverse stock split. Based on that review, the Special Committee concluded that (a) the reverse stock split would be in the best interests of the Company as a whole, (b) the reverse stock split would be substantively and procedurally fair to all of the Company’s unaffiliated shareholders, including unaffiliated shareholders who receive a cash payment for their shares after the reverse stock split as well as those unaffiliated shareholders who would remain shareholders after the split, and (c) the amount of cash consideration to be paid to the unaffiliated shareholders who would be cashed out after the reverse stock split was fair to those shareholders since it was substantially higher than the amount which those shareholders could have obtained by a sale in trading markets, if any such sale could even be effected. The Special Committee immediately reported its findings to the entire Board.

Our Board of Directors then unanimously agreed with the recommendation of Messrs. Hoops and Pett that the increasing costs of operating as a reporting company warranted deregistering our shares of Common Stock and that the most viable alternative to achieve that deregistration was a reverse stock split. In addition, after considering the conclusions of the Special Committee, our Board of Directors unanimously and independently determined that the terms of the reverse stock split were substantively and procedurally fair to all of our unaffiliated shareholders, including but not limited to those who would be cashed out after the reverse split, because the amount to be paid to them was almost certainly greater than the amount that they could have reasonably expected to receive from a public or private fair market value sale of their stock in the foreseeable future. Accordingly, by unanimous written consent dated May 19, 2005, our Board approved the final terms of the reverse stock split and called the Special Meeting for a shareholder vote on the transaction.

Purpose of the Proposal

The primary purpose of the reverse stock split is to enable us to reduce the number of our holders of record to fewer than 300. This will allow:

•
termination of the registration of our Common Stock under Section 12(b) of the Exchange Act and suspension of our duties to file periodic reports, proxy statements and other filings with the SEC and comply with the Sarbanes-Oxley Act;

•	elimination of the administrative burden and expense of maintaining small shareholders’ accounts; and

•
all current “odd lot” shareholders (i.e., those shareholders holding less than 100 shares) to liquidate their shares of our Common Stock at a fair price, without having to pay brokerage commissions, because we will pay all transaction costs related to the purchase of fractional shares after the reverse stock split.

Structure of the Proposal

Our Board of Directors has unanimously approved the submission of the reverse stock split to a vote of our shareholders and recommends the transaction for your approval. Our Board of Directors has, however, retained the final authority to determine if and when to effectuate the reverse stock split. Notwithstanding authorization of the proposed transaction by our current shareholders, our Board of Directors may elect to delay or even abandon the reverse stock split at any time without further action by our shareholders. The decision whether to delay or abandon the reverse stock split is within the sole discretion of the Board of Directors. While any such delay or abandonment is highly unlikely, the Board reserves the right to delay or abandon the declaration of the reverse stock split if in the Board’s judgment, new or changed circumstances make the declaration of the reverse stock no longer in the best interests of the Company’s unaffiliated shareholders.

As of May 27, 2005, there were 10,673,200 shares of our Common Stock outstanding and approximately 1,214 holders of record. As of such date, approximately 1,083 holders of record held fewer than 100 shares of our Common Stock. As a result, we believe that the reverse stock split will reduce the number of our holders of record to approximately 131, while reducing the number of outstanding shares to approximately 106,632 shares. The shares we purchase will be retired and the outstanding shares eliminated by the reverse stock split will become authorized but unissued shares.

Effects on Shareholders with Fewer Than 100 Shares of Common Stock

If the reverse stock split is implemented, shareholders holding fewer than 100 shares of our Common Stock immediately before the reverse stock split, sometimes referred to as “Cashed Out Shareholders,” will:

•	not receive a fractional share of Common Stock as a result of the reverse stock split;

•	receive cash equal to the Purchase Price of the shares of our Common Stock they held immediately before the reverse stock split in accordance with the procedures described in this Proxy Statement;

•	not be required to pay any service charges or brokerage commissions in connection with the reverse stock split;

•	not receive any interest on the cash payments made as a result of the reverse stock split; and

•	have no further ownership interest in our Company and no further voting rights.

Cash payments to Cashed Out Shareholders as a result of the reverse stock split will be subject to income taxation if the cash payment exceeds a shareholder’s tax basis. For a discussion of the federal income tax consequences of the reverse stock split, please see the section of this Proxy Statement entitled “Federal Income Tax Consequences.”

If you do not currently hold at least 100 shares of Common Stock in a single account and you want to continue to hold shares of our Common Stock after the reverse stock split, you may do so by taking either of the following actions:

•
Purchase a sufficient number of additional shares of our Common Stock in the open market or privately and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 100 shares of our Common Stock in your account immediately before the Effective Date of the reverse stock split; or

•
If you hold an aggregate of 100 or more shares in one or more accounts, consolidate your accounts so that you hold at least 100 shares of our Common Stock in one account immediately before the Effective Date.

In either case, you will have to act far enough in advance so that the purchase of any shares of our Common Stock and/or consolidation of your accounts containing shares of our Common Stock is completed by the close of business prior to the Effective Date of the reverse stock split. We recommend that our shareholders consolidate their holdings before or as of the date of the Special Meeting. If, as expected, the reverse stock split is approved at the Special Meeting, the Company’s Board of Directors can declare the Effective Date to be as soon as ten (10) days after the date of the Special Meeting, or August 5, 2005. Accordingly, any consolidating transactions by shareholders should be completed before that date.

Effects on Shareholders with 100 or More Shares of Common Stock

If the reverse stock split is consummated, shareholders holding 100 or more shares of our Common Stock immediately before the reverse stock split, referred to herein as Continuing Shareholders, will:

•	continue to be our shareholders and will be the only persons entitled to vote as shareholders after the consummation of the reverse stock split;

•	not receive cash for any of their shares of our Common Stock and would not receive any fractional shares, but the number of shares received would be rounded up to the next whole number of shares; and

•
likely experience a reduction in liquidity (which may be significant) with respect to their shares of our Common Stock, because if our Common Stock continues to be quoted, it will only be quoted in the Pink Sheets, which is a less widely followed quotation service than the OTCBB. Even if our Common Stock is quoted in the Pink Sheets after the reverse stock split, of which there can be no assurance, there may be no trading market at all in our Common Stock. In order for our Common Stock to continue to be quoted in the Pink Sheets after the split, a number of brokerage firms must elect to act as a market maker for our Common Stock and sponsor our shares. However, because we will not file reports with the SEC, there can be no assurance that any brokerage firm will be willing to act as a market maker for our shares of Common Stock.

Effects on the Company

If consummated, the reverse stock split will affect the registration of our Common Stock under the Exchange Act, as we intend to apply for termination of such registration as soon as practicable after the consummation of the reverse stock split.

We have no current plans to issue additional shares of our Common Stock after the reverse stock split, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our Board of Directors determines to be in our best interests. Continuing Shareholders will not have any preemptive or other preferential rights to purchase any shares of our Common Stock that we may issue in the future, unless such rights are specifically granted to the shareholders.

After the reverse stock split has been consummated, we may repurchase shares of our Common Stock, in privately negotiated sales or in other transactions. The timing of when we seek to repurchase shares in the future will depend on a number of factors, including our financial condition, operating results and available capital at the time. For example, we may repurchase the shares of some of our Continuing Shareholders who, after the reverse stock split, hold odd lots of our Common Stock. In addition, we may be required at various times in the future to repurchase shares of our Common Stock in order to prevent the number of our holders of record from equaling or exceeding 300 (or, if we have total assets of $10 million or more, 500). We cannot predict the likelihood, timing or prices of such purchases and they may well occur without regard to our financial condition or available cash at the time.

We expect that, upon the completion of the reverse stock split, the shares of our Common Stock beneficially owned by our directors and executive offices will comprise approximately 8% of the then issued and outstanding shares of our Common Stock, and will be approximately the same after the Effective Date of the reverse stock split. We also expect that our largest shareholder, Samson Oil & Gas N.L., will continue to hold in excess of 77% of our outstanding shares after the Effective Date of the reverse stock split.

The par value of the shares of our Common Stock will continue to be no par value per share following consummation of the reverse stock split.

Schedule 13E-3 Filing

The reverse stock split is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because, if consummated, it is intended to terminate the registration of our Common Stock under Section 12(b) of the Exchange Act and suspend our duty to file periodic reports with the SEC. Consequently, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. We will amend that Schedule 13E-3 to reflect the final Purchase Price after it has been determined.

Advantages of the Proposal

Cost Savings

As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public reporting company in general, and the costs of our remaining a public reporting company in particular, are expected to continue to increase in the near future. Newly-enacted legislation, such as the Sarbanes-Oxley Act, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company as well as increase audit fees and other costs of compliance, such as securities counsel fees, increased outside director fees and greater potential liability faced by our officers and directors. We also incur substantial indirect costs as a result of, among other things, our management’s time expended to prepare and review our public filings. Because we have only one executive officer at this time, these indirect costs have been substantial.

Our Board of Directors believes that, by deregistering our shares of Common Stock and suspending our periodic reporting obligations, we will realize annual cost savings of approximately $250,000. These estimated annual cost savings reflect, among other things: (i) a reduction in audit, legal, engineering and other fees required for publicly held companies, (ii) the elimination of various internal costs associated with filing periodic reports with the SEC, (iii) the reduction or elimination of the cost of officers and directors liability insurance, and (iv) the reduction or elimination of various clerical and other expenses, including printing, stock transfer and proxy solicitation expenses.

Preparing for compliance with Section 404 would require significant expenditures during the initial fiscal year of compliance, including costs related to computer software and hardware and fees to third parties for compliance planning, assessment, documentation and testing. Based on published reports of the costs incurred by other companies and estimates of potential service providers, management estimates the one time fees that would be paid to third parties and other costs that would be incurred by the Company during the initial year of compliance with Section 404 would be between $300,000 and $700,000. In addition, the estimated annual costs and cost savings do not include other costs that management and the Board of Directors believe are substantial, though difficult or impossible to quantify, such as internal expenses related to the recordkeeping and shareholder relations efforts involved with being a public reporting company and the increased risk of liability associated with being a reporting company.

Opportunity for Cashed Out Shareholders to Sell Their Holdings at or Above the Then Current Market Trading Price, Without Brokerage Fees or Commissions

In connection with the reverse stock split, our Board of Directors determined that a fair price for this transaction to Cashed Out Shareholders is the Purchase Price as set forth in the section “To Effect a Reverse Stock Split” of this Proxy Statement, because it provides them an opportunity to liquidate their holdings at a fair price without brokerage commissions.

Ability to Control Decision Whether to Remain as a Shareholder

Another factor considered by our Board of Directors in determining the fairness of the transaction to our unaffiliated shareholders is that current holders of fewer than 100 shares of our Common Stock can remain as our shareholders, even if the reverse stock split is consummated, by acquiring additional shares so that they own at least 100 shares of our Common Stock immediately before the Effective Date of the reverse stock split. While we cannot guarantee that shares of our Common Stock will be available for purchase if shareholders wish to buy additional shares to prevent themselves from being cashed out after the reverse stock split, the Board does not believe it would be unreasonably difficult for some odd lot shareholders to buy 100 shares of the Common Stock on the OTCBB. We are relatively certain that purchases of some 100 share blocks of our Common Stock are readily available from one or more market makers of our stock (who typically publish a binding “ask” price for the sale of 100 shares on a daily basis), even if very few investors are seeking to do so. Conversely, shareholders that own 100 or more shares of our Common Stock can reduce their holdings to fewer than 100 shares by selling shares prior to the transaction but, as noted previously, there is a historical lack of a market for our existing shareholders to sell shares of the Common Stock on the OTCBB so there is no assurance that such sales can be effected. Our Board of Directors considered the structure of the transaction to be substantively and procedurally fair to our unaffiliated shareholders because it allows them a measure of control over the decision of whether to remain shareholders after the transaction, or to receive the cash consideration offered in connection with the reverse stock split, if the transaction is consummated.

Operational Flexibility

Another advantage of effectuating the reverse stock split relates to operational flexibility. Our Board of Directors believes that consummating the reverse stock split and ending our status as a public reporting company will enable management to concentrate its efforts on our long-term growth, free from the constraints and distractions of public ownership. Our Board of Directors believes that we will benefit more if their business decisions can be made with a view toward long-term growth and with less emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of our Common Stock.

No Material Change in Percentage Ownership of Continuing Shareholders

An estimated 10,566,568 out of 10,673,200 shares of our Common Stock would be eliminated as a result of the reverse stock split, but the percentage ownership of Continuing Shareholders would be approximately the same as it was prior to the reverse stock split. For example, our officers and directors currently beneficially own approximately 8% of the outstanding shares of our Common Stock and will beneficially own approximately the same number of shares of our Common Stock following completion of the reverse stock split. Even though it is unlikely that any affiliated shareholders will be cashed out after the reverse stock split, we believe that structuring the transaction in a manner that preserves the approximate percentage ownership of the Continuing Shareholders, whether affiliated or unaffiliated, supports the fairness of the transaction to all the unaffiliated shareholders.

Disadvantages of the Proposal

Substantial or Complete Reduction of Public Sale Opportunities for Our Shareholders

Following the transaction, we anticipate that the already limited market for shares of our Common Stock will be reduced or eliminated altogether. Our shareholders may no longer have the option of selling their shares of our Common Stock in a public market. While shares may be quoted in the Pink Sheets for some period of time, any such market for our Common Stock may be highly illiquid after the suspension of our periodic reporting obligations.

Loss of Certain Publicly Available Information

Upon terminating the registration of our Common Stock under the Exchange Act, our duty to file periodic reports with the SEC would be suspended. The information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated our registration. Upon the suspension of our duty to file reports with the SEC, investors seeking information about us may have to contact us directly to receive such information. We cannot assure you that we will be in a position to provide the requested information to an investor. While our Board of Directors acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to some of our shareholders, our Board of Directors believes that the overall benefit to the Company to no longer be a public reporting company substantially outweighs the disadvantages to those shareholders.

Possible Significant Decline in the Value of Our Shares

Because of the limited liquidity for the shares of our Common Stock following the consummation of the reverse stock split and the diminished opportunity for our shareholders to monitor actions of our management due to the lack of public information, Continuing Shareholders may experience a decrease in the value of their shares of our Common Stock, which decrease may be significant.

Inability to Participate in Any Future Increases in Value of Our Common Stock

Cashed Out Shareholders will have no further financial interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares, including without limitation if we were to become a public reporting company again in the future. Our Board of Directors determined that this factor does not make the transaction unfair to unaffiliated shareholders, because those shareholders who wish to remain shareholders after the reverse stock split can do so by acquiring additional shares so that they own at least 100 shares of our Common Stock before the reverse stock split.

Alternative Transactions Considered

In making the determination to submit the reverse stock split for approval by our shareholders, our Board of Directors considered the feasibility of certain other alternative transactions, as described below, each of which was ultimately rejected because of its disadvantages:

•
Issuer Tender Offer. Our Board of Directors considered the feasibility of an issuer tender offer to repurchase the shares of our Common Stock held by our unaffiliated shareholders. A principal disadvantage of this type of transaction relates to our ability to secure the debt financing needed to effect a tender offer in which there is full participation by unaffiliated shareholders. Even though less than 1,800,000 of our 10,673,200 outstanding shares are held by non-affiliates, a tender offer to repurchase all of those shares at the $1.42 minimum Purchase Price would require approximately $2.5 million in cash, which far exceeds the Company’s financial resources. In addition, due to the voluntary nature of such a transaction, we would have no assurance that the transaction would result in a sufficient number of shares being tendered. Moreover, the rules regarding the treatment of our shareholders in a tender offer, including pro-rata acceptance of offers from our shareholders, make it difficult to ensure that we would be able to significantly reduce the number of holders of record to a level below 300.

•
Odd-Lot Repurchase Program. Our Board of Directors also considered the feasibility of a transaction in which we would announce to our shareholders that we would repurchase, at a designated price per share, the shares of our Common Stock held by any shareholder who holds fewer than a specified number of shares and who offers such shares for sale pursuant to the terms of the program. A principal disadvantage of such an approach, however, results from the voluntary nature of the program. Because our shareholders would not be required to participate the program, we could not be certain at the outset whether a sufficient number of odd-lot shareholders would participate and thereby result in the number of holders of record being reduced to below 300. In terms of timing, such a program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer time frame than that of the reverse stock split.

•
Maintaining The Status Quo. Our Board of Directors also considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public reporting company status. See “Summary Term Sheet-- WHAT ARE SOME OF THE REASONS FOR DEREGISTERING NOW?”.

Fairness of the Reverse Stock Split

A Special Committee of our Board of Directors, comprised of Timothy L. Hoops, our President and CEO, and Kenneth Nickerson, an independent outside director (the “Special Committee”), has considered the terms, purpose, alternatives and effects of the reverse stock split and has determined that the transaction is in our best interests and is substantively and procedurally fair to all of our unaffiliated shareholders. In their deliberations concerning the fairness of the proposed Purchase Price, the Special Committee specifically considered current market prices for the Common Stock (ranging from high of $1.60 to a low of $0.70 in the quarter ended March 31, 2005 and from $1.30 to $0.87 in the quarter ended June 30, 2005), historical market prices for the stock (e.g., the stock traded below $1.00 for all of 2004), the lack of support in the market for even the lowest of these prices if any meaningful number of shares were offered for sale, the net book value per share (according to the Company’s quarterly report for the period ended March 31, 2005, approximately $0.21, up from the approximately $0.18 shown in the annual report on Form 10-KSB for the year ended June 30, 2004), as well as the general lack of liquidity for the Company’s Common Stock. The Special Committee did not consider, nor was there any effort made to calculate, liquidation value per share or a going concern value per share because neither measure was believed by the Committee to be meaningful or relevant for evaluating the fairness of the reverse stock split.

In evaluating the fairness of the procedures to be utilized in approving the reverse stock split, the Special Committee specifically determined that, under the circumstances, an independent appraisal of the Common Stock was not necessary to ensure fairness to the unaffiliated shareholders. The Special Committee also considered its own role and that of the Board in evaluating the fairness of the reverse stock split and the price to be paid to Cashed Out Shareholders, noting that the Special Committee could only take action with the approval of its independent director and that five of the six members of the Board of Directors were not employees of the Company. Finally, the Special Committee noted with approval that unaffiliated shareholders could adjust their shareholdings to participate or avoid participating as Cashed Out Shareholders.

The determination of the Special Committee was then reviewed by our Board of Directors which, based on the same and other considerations, independently determined that the proposed reverse stock split was in the best interests of the Company and was fair to the Company’s unaffiliated shareholders, including both those who are being cashed out as a result of the split and those who will continue to be shareholders of the Company after the split, and unanimously resolved to submit the reverse stock split to our shareholders for approval. The Board of Directors specifically considered the fact that the unaffiliated shareholders who are Continuing Shareholders would, through their ongoing ownership of the Common Stock, share in the benefits derived from the Company’s cost savings on account of its no longer being a public company. Correspondingly, the Board considered the fact that those unaffiliated shareholders who are Cashed Out Shareholders would receive fair consideration, without deduction for brokerage commissions or other sales expense, for their otherwise unmarketable odd lot holdings of Common Stock. The Board also acknowledged that the Continuing Shareholders would no longer have access to public filings of SEC reports concerning the Company and that Cashed Out Shareholders would not benefit from any future appreciation of their shares of Common Stock, For both groups of unaffiliated shareholders, however, the Board concluded that the value of the benefit to the unaffiliated shareholders from the reverse stock split substantially outweighed the benefits, if any. of continuing to hold shares of a public company that, notwithstanding its listing on the OTC Bulletin Board, are so thinly traded as to be illiquid.

In evaluating the fairness of the procedures for approval of the reverse stock split, the Board of Directors specifically considered (a) the appointment of the Special Committee, (b) the composition of the Special Committee (with only two members, the Special Committee could not act without the assent of both directors, including Kenneth Nickerson, the independent director), (c) the independent review of the Special Committee’s recommendation by the Board, (d) the composition of the Board itself (five non-employee directors and only one employee director), (e) the unanimous approval of the transaction by both the Special Committee and the Board, (f) the ability of many unaffiliated shareholders to “opt in” or “opt out” of further ownership of the Company’s shares by increasing or decreasing their shareholding accounts above or below 100 shares, (g) the fact that the relative shareholdings of both affiliated and unaffiliated shareholders would be unaffected by the reverse stock split, and (h) as disclosed in this proxy statement, the availability of statutory appraisal rights under Colorado law for Cashed Out Shareholders. On that basis, notwithstanding the Board’s determination (i) not to seek an independent appraisal of the Common Stock or a fairness opinion by an investment banking firm and (ii) not to require a separate vote of disinterested shareholders, the Board concluded that the procedures utilized to approve the reverse stock split were fair to all of the disinterested shareholders and were reasonable under the circumstances.

In evaluating the fairness of the reverse stock split with respect to the unaffiliated shareholders in particular, the Special Committee and the Board of Directors both noted that the transaction would not differentiate among shareholders on the basis of affiliate status since the sole determining factor in whether a shareholder will become a Cashed Out Shareholder or a Continuing Shareholder as a result of the reverse stock split is the number of shares held by such shareholder as of the Effective Date of the reverse stock split. The Special Committee and the Board of Directors also noted that the percentage ownership of each Continuing Shareholder, whether affiliated or unaffiliated, will be almost exactly the same as it was prior to the reverse stock split.

The Special Committee and the Board of Directors considered the advantages and disadvantages of the reverse stock split discussed in the sections “Advantages of the Proposal” and “Disadvantages of the Proposal” in reaching its conclusion as to the substantive fairness of the reverse stock split to our unaffiliated shareholders. Neither the Special Committee nor the Board of Directors assigned a specific weight to each advantage and disadvantage in a formulaic fashion, but both of them placed special emphasis on the opportunity for Cashed Out Shareholders to sell their holdings without brokerage fees or commissions, as well as the significant cost and time savings for the Company and the resulting benefit to the affiliated and unaffiliated Continuing Shareholders.

We have not made any special provision in connection with the reverse stock split to grant shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. Neither the Special Committee nor the Board of Directors determined that these steps were necessary to ensure the fairness of the reverse stock split. In particular, the Board of Directors determined that such steps would be costly, time consuming and would not provide any meaningful additional benefits. The Board of Directors believes that this Proxy Statement, together with our other filings with the SEC, provide adequate information for our shareholders to make an informed decision with respect to the transaction.

Special Interests of Affiliated Persons in the Transaction

In considering the recommendation of our Board of Directors and the Special Committee with respect to the reverse stock split, our shareholders should be aware that our executive officer and directors have interests in the transaction, which are in addition to, or may be different from, our shareholders generally. These interests may create potential conflicts of interest including, but not limited to, the significant increase in legal exposure for members of boards of directors of public reporting companies, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board of Directors and our executive officer will be reduced after the reverse stock split.

Samson Oil & Gas N.L., our largest shareholder, holds approximately 77% of our outstanding shares, as of the record date, has indicated that it will vote its shares of our Common Stock in favor of authorizing the reverse stock split. While Samson has not made any binding commitment so to vote its shares, its expected vote in favor of the reverse stock split means that the passage of the resolution is highly likely.

Costs/Source of Funds And Expenses

Based on estimates of the record ownership of shares of our Common Stock, the number of shares outstanding and other information as of May 27, 2005, and assuming that approximately 18,000 shares are cashed out, we estimate that the total funds required to consummate the reverse stock split will be at least $75,000, of which approximately $30,000 will be used to pay the consideration to shareholders entitled to receive cash for their shares of our Common Stock and $45,200 will be used to pay the costs of the reverse stock split, as follows:

Legal fees and expenses	$30,000
Mailing costs and transfer agent fees	15,200
$45,200

We intend to fund these costs using cash on hand generated from operations.

Federal Income Tax Consequences

Summarized below are material federal income tax consequences to us and to our shareholders resulting from the reverse stock split, if consummated. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, more commonly referred to as the Code, the Treasury Regulations, issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, other applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the reverse stock split.

This summary does not address all aspects of the possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our shareholders in light of their individual investment circumstances nor to our shareholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers), or who hold, have held, or will hold our Common Stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not address any consequences of the reverse stock split under any state, local or foreign tax laws.

We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to our shareholders as a result of the reverse stock split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

We believe that the reverse stock split will be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us or to our shareholders who do not receive cash in the transaction. However, if you are receiving cash in the transaction, you may not qualify for tax-free “recapitalization” treatment for federal income tax purposes.

Shareholders Who Do Not Receive Cash in Connection with the Reverse Stock Split

If you (1) continue to hold Common Stock directly immediately after the reverse stock split, and (2) you receive no cash as a result of the reverse stock split, you should not recognize any gain or loss in the reverse stock split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of our Common Stock held immediately after the reverse stock split will be equal to your aggregate adjusted tax basis in such shares held immediately prior to the reverse stock split and you will have the same holding period or periods in your Common Stock as you had in such Common Stock immediately prior to the reverse stock split.

Shareholders Who Receive Cash in Connection with the Reverse Stock Split

If you (1) receive cash in exchange for fractional shares as a result of the reverse stock split, (2) you do not continue to hold any Common Stock directly immediately after the reverse stock split, and (3) you are not related to any person or entity that holds Common Stock immediately after the reverse stock split, you will recognize capital gain or loss on the reverse stock split for federal income tax purposes, with such gain measured by the difference between the cash you received for your cashed-out shares and your aggregate adjusted tax basis in such Common Stock.

If you receive cash in exchange for fractional shares of our Common Stock as a result of the reverse stock split, but either continue to directly own stock immediately after the reverse stock split, or are related to a person or entity who continues to hold stock immediately after the reverse stock split, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below.

•
“Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in us resulting from the reverse stock split (taking into account for this purpose the Common Stock owned by persons related to you) is considered a “meaningful reduction” given your particular facts and circumstances. In other cases, the Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation will satisfy this test.

•
“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the reverse stock split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of our Common Stock owned by you (and by persons related to you) immediately after the reverse stock split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of our Common Stock owned by you immediately before the reverse stock split.

In applying these tests, you will be treated as owning shares of our Common Stock actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for Common Stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See “Capital Gain and Loss” and “Special Rate for Certain Dividends,” below.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a cerebrate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the reverse stock split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate Shareholder, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

Backup Withholding

Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each Shareholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date of the reverse stock split. Failure to provide such information may result in backup withholding at a rate of 28%.

As explained above, the amounts paid to you as a result of the reverse stock split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS GENERAL AND DOES NOT INCLUDE ALL CONSEQUENCES TO EVERY SHAREHOLDER UNDER FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Appraisal and Dissenters’ Rights

If the reverse stock split is effected, our shareholders are entitled to assert dissenter’s rights and obtain payment of the fair value of their shares, under Article 113 of the Colorado Business Corporation Act, Colo. Rev. Stat. Section 7-113-101 et seq., a copy of which is attached hereto at Attachment A (the “Colorado Dissenter’s Rights Statute”). To exercise the right to dissent, (1) a shareholder (“Dissenting Shareholder”) must provide written notice to us of his or her intent to demand payment for his or her shares before the vote is taken at the Special Meeting on proposal No. 1, (2) the Dissenting Shareholder must not vote in favor of proposal No. 1 at the meeting, and (3) the Dissenting Shareholder must comply with the other provisions of the Colorado Dissenter’s Rights Statute. A failure by a Dissenting Shareholder to not vote against Proposal No. 1 will not constitute a waiver of his or her dissenters’ rights, but that a vote against Proposal No. 1 does not satisfy the written notice of demand for payment which must be provided to the Company before the vote is taken at the Special Meeting. If shareholder approval is obtained and the reverse stock split is effected, we will provide written notice of the transaction to the Dissenting Shareholder along with an explanation of the procedures for the Dissenting Shareholder to demand payment and deliver his or her stock to us. The Dissenting Shareholder will then have not less than 30 days after the notice to comply with the procedures to preserve the dissenters’ rights. If a Dissenting Shareholder is dissatisfied with the payment or offer, the Dissenting Shareholder is entitled to follow the procedures in the Colorado Dissenter’s Rights Statute. The foregoing discussion of the law relating to dissenters’ rights is not a complete statement of such rights and is qualified in its entirety by reference to Attachment A. THIS DISCUSSION AND ATTACHMENT A SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER OF OUR STOCK WHO WISHES TO EXERCISE STATUTORY DISSENTERS RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH SUCH PROCEDURES WILL RESULT IN THE LOSS OF DISSENTERS RIGHTS.

Recommendation of Our Board Of Directors

Our Board of Directors has unanimously determined that the reverse stock split is substantively and procedurally fair to, and in the best interests of, us and our unaffiliated shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT.

Please note that voting “FOR” the proposal does not mean that the reverse stock split will be consummated. By voting “FOR” the proposal, you are giving our Board of Directors the discretion to reject (and not implement) the reverse stock split. If for any reason the reverse stock split is not approved, or, if approved, not implemented, the shares of our Common Stock will not be deregistered under the Exchange Act or no longer quoted by the OTCBB, unless and until such time as we are eligible to do so and our Board of Directors decides to do so.

Because our largest shareholder, Samson Oil & Gas N.L., is expected to vote in favor of Proposal No. 1, its passage is virtually assured. Accordingly, we expect that few, if any, shareholders will actually attend the meeting in person. While one or more of the directors will be available at the meeting to answer shareholder questions, we do not intend to present additional information concerning the proposal at the Special Meeting. Even if you decide to attend the Special Meeting in person, which you are free to do, we urge you to sign and date the enclosed Proxy and return it promptly to us in the enclosed envelope (which requires no additional postage if mailed in the United States). Mailing in your Proxy to us will not affect your right to vote in person if you attend the Special Meeting or to change your Proxy any time before the Special Meeting.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market Information for Our Common Stock

Our common stock trades over-the-counter on the OTC Bulletin Board under the symbol “KEST.” The following table sets forth the quarterly high and low sales prices for our last two fiscal years. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

Fiscal Year June 30, 2004	Sales Price
	High	Low

First Quarter	$0.40	$0.31
Second Quarter	0.35	0.31
Third Quarter	0.85	0.40
Fourth Quarter	0.85	0.52

Fiscal Year June 30, 2005	Sales Price
	High	Low

First Quarter	$0.85	$0.60
Second Quarter	0.83	0.45
Third Quarter	1.60	0.70
Fourth Quarter	1.30	0.87

Dividend Policy

While there are no covenants or other aspects of any finance agreements or bylaws that restrict the declaration or payment of cash dividends, we have not paid any dividends on our Common Stock and do not expect to do so in the foreseeable future.

THE COMPANY

General Information

We were incorporated under the laws of the State of Colorado on November 1, 1978. Our principal business is the acquisition, either alone or with others, of interests in proved developed producing oil and gas leases, and exploratory and developmental drilling. Our executive offices are located at 1726 Cole Blvd., Suite 210, Lakewood, Colorado 80401 and our phone number is (303)295-0344.

Control Person

Samson Oil & Gas N.L., an investment corporation registered in Australia and traded on the Australian Stock Exchange Limited, owns approximately 77% of our outstanding Common Stock as of the record date. To the Company’s knowledge there will be no change in control if the reverse stock split is effected.

Our Directors and Officers

Set forth below are the names of all of our directors and executive officers, their ages, all positions and offices held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years.

Timothy L. Hoops, age 49, has been our President since May 15, 2004 and a Director since June 1, 1992. He also previously served as our President and Chief Executive Officer from June 1, 1992 until August 15, 2001, when he resigned from those positions, but he remained as a consultant to us. On July 1, 2002, Mr. Hoops was hired as our Operations Manager, and on May 15, 2004, the Board of Directors named him as our President, Chief Executive Officer, Chief Financial Officer and Secretary. Mr. Hoops is a petroleum geologist with 26 years experience in the continental USA and Australia. Mr. Hoops was the President and a Director of the our wholly owned subsidiary, Victoria Exploration, Inc., an independent oil and gas producer, where he had served as an officer and Director since 1987 until it was merged into us in June 2001. He was a Director and President of Kestrel Energy California, Inc. (“KEC”), a former wholly owned subsidiary and oil and gas producer, from March 1997 until it was acquired by Victoria Petroleum N.L. in May 2000. After the acquisition, he remained as a Director and he became Vice President and Assistant Secretary. He has also been a Director of Victoria International Petroleum N.L., an Australian oil and gas company, and of Victoria Petroleum N.L., its parent, since 1987. Mr. Hoops was Exploration Manager for Royal Resources Corporation, a publicly held Denver based company engaged in the exploration and development of oil and gas, from 1984 to 1987. Prior to 1984, Mr. Hoops was employed by Amoco Production, Cities Service and Santa Fe Energy. Mr. Hoops is a 1979 graduate of the Colorado School of Mines, with a degree in geology.

Robert J. Pett, age 57, was appointed as a Director on June 1, 1992 and Chairman of the Board on January 16, 1995. Mr. Pett served as our Secretary, Treasurer and Vice President during various periods from June 1992 to January 1995. Mr. Pett has been a director of Victoria International Petroleum N.L. since 1986 and he has been Chairman of Victoria Petroleum N.L. for 21 years. He is currently Chairman of Kestrel Energy California, Inc. After the acquisition of Kestrel Energy California in May 2000, Mr. Pett was also appointed as its President. Mr. Pett was a Director of Victoria Exploration, Inc. until it was merged into us in June 2001. Mr. Pett holds a Masters Degree in Economics (Queens University, Canada).

John T. Kopcheff, age 57, was appointed as a Director on January 16, 1995. He served as Vice President - International from January 16, 1995 until June 30, 2002. He also held the same positions at Victoria Exploration, Inc. until it was merged into us in June 2001. He was also the Vice President - International and a Director at Kestrel Energy California, Inc. until it was merged in May 2000. He remained as a Director and became its Secretary. Mr. Kopcheff is a geologist with 35 years experience in petroleum in Australia, Southeast Asia, United States, South America and the North Sea, both in field geological operations and management. Mr. Kopcheff has been a Director of Victoria International Petroleum N.L. since 1986, and a Director of Victoria Petroleum N.L. since 1984. Prior to his appointment with us, he provided various services to us relating to its international exploration activities on a consulting basis. He received a Bachelor of Science degree with honors from the University of Adelaide in 1970.

Kenneth W. Nickerson, age 85, is an independent petroleum and mineral geologist with over 55 years experience. He was appointed as a Director on December 16, 1992. From 1981 until 1988, Mr. Nickerson served as President, Director and Chief Operating Officer of Royal Resources Corporation, a publicly held Denver based company engaged in the exploration and development of oil and gas. Since then Mr. Nickerson has worked as a consulting geologist for various energy companies. Mr. Nickerson is a 1948 graduate of the Colorado School of Mines with a degree in geological engineering.

Mark A.E. Syropoulo, age 53, was appointed as a Director on January 14, 1998. Mr. Syropoulo has been an independent corporate consultant since 1994 and has during that time provided services to various entities in the natural resources, information technology and investment sectors, principally in Australia. He also acted as a consultant to us from May 1997 until January 1998. From 1987 to 1993, Mr. Syropoulo was managing director of Anglo Pacific Resources Limited, a United Kingdom mining and oil company associated with Anglovaal Holdings Limited, a major South African mining house. Mr. Syropoulo is a graduate of mathematics and economics and an honors graduate in economics of the University of Natal Durban, South Africa.

Neil T. MacLachlan, age 63, was appointed as a Director on September 27, 2000. He is the Chairman and major shareholder in Markham Associates, a London based corporate investment and advisory business. He is also a non-executive director of Samson Oil & Gas N.L. (“Samson”) and Titan Resources Ltd., both publicly traded Australian mining companies. Mr. MacLachlan has over 29 years investment banking experience gained in Europe, Southeast Asia and Australia. Mr. MacLachlan was employed by Barrick Gold Corporation as Executive Vice President Asia from 1993 to 1997. He was a former director of Wardley Holdings and James Capel & Co. Limited, investment banking subsidiaries of the Hong Kong and Shanghai Banking Corporation. Mr. MacLachlan graduated from Manchester University in 1964 with a Bachelor of Science in Biochemistry and he took the post graduate Business Studies course at London Polytechnic at Rutherford College.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares beneficially owned on May 27, 2005 for our executive officer and directors, and by all of our executive officers and directors as a group and beneficial owners of 5% or more of our Common Stock. For purposes of this disclosure, the amount of our Common Stock beneficially owned is the aggregate number of shares of the Common Stock outstanding on such date plus an amount equal to the aggregate amount of Common Stock which could be issued upon the exercise of stock options and a convertible note within 60 days of such date.

Name and Address of Beneficial Owners Officers and Directors	Shares of Common Stock Beneficially Owned Prior to the Reverse Stock Split	Aggregate Percentage of Common Stock Prior to the Reverse Stock Split	Approximate Number of Shares of Common Stock Beneficially Owned Following the Reverse Stock Split	Aggregate Percentage of Common Stock Following the Reverse Stock Split
Timothy L. Hoops 1726 Cole Blvd., Suite 210 Lakewood, CO 80401	256,664(1)	2.4%	2,568	2.4%
Robert J. Pett 2 The Esplanade, 36th Flr. Perth 6000 Western Australia	123,795(2)	1.1%	1,238	1.1%
John T. Kopcheff 2 The Esplanade, 36th Flr. Perth 6000 Western Australia	181,589(3)	1.7%	1,816	1.7%
Kenneth W. Nickerson 10780 Hanson St. Johannesburg, MI 49751	70,081(4)	<1%	701	<1%
Mark A.E. Syropoulo Lot 42 Gumboil Road Cooroy Queensland 4563 Australia	175,000(5)	1.6%	1,750	1.6%
Neil T. MacLachlan 1 Victoria Square London SWIW OQY England	59,800(6)	<1%	598	<1%
All Directors and Officers as Group (6 Persons)	866,929(7)	7.6%	8,671	7.6%

(1)	Includes vested options to purchase 228,754 shares.
(2)	Includes vested options to purchase up to 113,795 shares.
(3)	Includes vested options to purchase up to 167,589 shares.
(4)	Consists of vested options to purchase up to 70,081 shares.
(5)	Includes vested options to purchase up to 155,000 shares.
(6)	Includes vested options to purchase up to 35,000 shares.
(7)	Includes vested options to purchase up to 770,219 shares.

Name and Address of 5% or More Beneficial Owners	Shares of Common Stock Beneficially Owned Prior to the Reverse Stock Split	Aggregate Percentage of Common Stock Prior to the Reverse Stock Split	Approximate Number of Shares of Common Stock Beneficially Owned Following the Reverse Stock Split	Aggregate Percentage of Common Stock Following the Reverse Stock Split
Samson Oil & Gas N.L(1). 2 The Esplanade, 36th Flr. Perth 6000 Western Australia	8,179,977	76.7%	81,800	76.7%
The Equitable Life Assurance Society(2) City Place House 55 Basinghall St. London EC2V 5DR England	840,000	7.9%	8,400	7.9%

(1)
The directors of Samson are Malcolm Alec Burns, Neil Thacker MacLachlan, , David Thornwald Cairns, Terry Barr and Denis Ivan Rakich, also Secretary, as indicated in the most recent Schedule 13D filed with the SEC on July 7, 2005.

(2)
The directors of Equitable Life are Roger Quintin Bowley, Peter Anthony Davis, Shaun Munro Kinnis, Peter Martin, Alan Nash, Jennifer Anne Page, David William James Price, ;Roy Henry Ranson, John Richard Sclater, Ian Peter Sedgwick, Jonathan Francis Taylor, David George Thomas, Alan George Tritton, and David William Wilson and an Assistant General Manager is C.E. Duddridge, as indicated in the most recent Schedule 13D filed with the SEC on June 18, 1997.

Certain Relationships and Related Transactions with Affiliates

On January 24, 2003, we borrowed $400,000 from R&M Oil and Gas, Ltd., of which Timothy L. Hoops, one of our Directors and our President and Chief Executive Officer, is a partner. That loan is due on January 31, 2005, bears interest at 12.5% per annum and is secured by our oil and gas interests in Grady County, Oklahoma. In the event of a default under the terms of the R&M loan, and the sale of the collateral securing the loan, we would receive any remaining proceeds after payment to R&M of its expenses in connection with such sale(s) and any indebtedness due and payable to R&M under the loan. The proceeds from the R&M loan were used to retire our outstanding debt to Samson Oil & Gas N.L. at that time and reduce the our accounts payable position. The R&M loan was approved unanimously by our Board of Directors, with Mr. Hoops abstaining, which evaluated its fairness as an arms length transaction. On October 13, 2004, the due date for the R&M loan was extended to January 31, 2006.

On February 4, 2003, we repaid Samson Oil & Gas N.L. in full, including all accrued interest and fees, with $327,143.15 in cash and the transfer of our remaining 25,000,000 shares of Victoria Petroleum N.L. (“VP”) common stock.

On May 5, 2003, we entered into a Line of Credit Agreement with Barry D. Lasker, our then President, Chief Executive Officer and a Director for a maximum loan to us of $200,000. Under the terms of the agreement all outstanding amounts were due on May 4, 2005 and bore interest at 10% per annum. The loan could also be converted, at Mr. Lasker’s election, into shares of our Common Stock at $0.40 per share. The initial proceeds of the loan consisted of $40,000 cash and forgiveness of approximately $152,000 of unpaid wages and unreimbursed business expenses owed to Mr. Lasker by us. The Lasker loan was secured by our oil and gas interests in Campbell County, Wyoming. In the event of a default under the terms of the Lasker loan, and the sale of the collateral securing the loan, we would receive any remaining proceeds after payment to Mr. Lasker of his expenses in connection with such sale(s) and the indebtedness due and payable to him under the loan. Like the R&M loan, the Lasker loan was approved as an arms length transaction by our entire Board of Directors with Mr. Lasker abstaining.

On February 24, 2004, the Lasker loan was assigned by Mr. Lasker to Samson Oil & Gas N.L. for $200,000, the current outstanding principal balance. After the assignment, the terms and conditions of the loan were the same as the terms and conditions of the Lasker loan, except for the deletion of a provision providing for acceleration upon termination of Mr. Lasker’s employment. On October 29, 2004, the loan now held by Samson was extended to May 5, 2006.

On June 8, 2004, we borrowed $50,000 from VP with an 8% interest rate which is to be paid on repayment of the loan. This is an unsecured loan due on demand.

In a Form 8-K dated January 26, 2005, filed with the SEC on January 31, 2005, it was announced that Samson Exploration N.L., now Samson Oil & Gas N.L. (“Samson”), owned 6,306,675 shares of our Common Stock, including the loan described above, representing 59% of our Common Stock outstanding at that time, and was now deemed to control us. As of the record date, Samson beneficially owns 8,179,977 shares, or approximately 77% of our outstanding Common Stock.

In a Form 8-K dated June 2, 2005, filed with the SEC on June 6, 2005, it was announced that Samson had converted the loan described above into 500,000 shares of our Common Stock at $0.40 per share.

We have recently negotiated, in an arms length transaction, with Samson for a new line of credit for a maximum loan of $3,500,000. Under the terms of the agreement, all outstanding amounts are due in three years and bears interest at 5.25%. The loan can be converted, at Samson’s election, into shares of our Common Stock at $1.50 per share. The Samson loan is secured by our oil and gas interests in Campbell, Converse, Sublette, and Sweetwater counties in Wyoming and Lea County, New Mexico. In the event of a default under the terms of the loan, and the sale of the collateral securing the loan, we would receive any remaining proceeds after payment to Samson of its expenses in connection with such sale(s). We closed on this loan on June 30, 2005.

OTHER MATTERS

Available Information

Because the reverse stock split will constitute a “going private” transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the reverse stock split. The Schedule 13E-3 contains additional information about us and the reverse stock split. Copies of the Schedule 13E-3 are available for inspection and copying at our executive offices during regular business hours by any of our shareholders, or representative of a shareholder who has been so designated in writing, or by request directed to Secretary, Kestrel Energy, Inc., 1726 Cole Boulevard, Suite 210, Lakewood, Colorado 80401, telephone number (303) 295-0344. The Schedule 13E-3 is also available on the SEC’s website at http://www.sec.gov.

Where You Can Find More Information

As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement by reference regarding the contents of any document are not necessarily complete and each of these statements is qualified in its entirety by reference to that document filed as an exhibit with the SEC.

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, therefore, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document filed by us with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

We have incorporated herein by reference the following documents, which have been filed by us with the SEC under the Securities Exchange Act of 1934, as amended.

• our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 and Amendments No. 1 and 2;

• our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 3004, December 31, 2004 and March 31, 2005; and

• our Current Reports on Form 8-K filed since July 1, 2004.

We have included with this Proxy Statement copies of our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 (including Amendments No. 1 and 2), and our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005.

Other Matters at the Meeting

The Board of Directors knows of no other matter to be brought before the 2005 Special Meeting. If other matters properly come before the Meeting, the persons named in the accompanying Proxy will vote in accordance with their best judgment the Proxies solicited and received by the Company.

ATTACHMENT A

DISSENTERS’ RIGHTS UNDER THE COLORADO BUSINESS CORPORATION ACT

§ 7-113-101. Definitions

For purposes of this article:
(1)	“Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.
(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.
(4)
“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5)
“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6)
“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7)	“Shareholder” means either a record shareholder or a beneficial shareholder.

§ 7-113-102. Right to dissent

(1)	A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:
(a)	Consummation of a plan of merger to which the corporation is a party if:
(I)	Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or
(II)	The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;
(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;
(c)	Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and
(d)
Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

(1.3)
A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

(a)	The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;
(b)	The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or
(c)	The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.
(1.8)	The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:
(a)	Shares of the corporation surviving the consummation of the plan of merger or share exchange;
(b)
Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

(c)	Cash in lieu of fractional shares; or
(d)	Any combination of the foregoing described shares or cash in lieu of fractional shares.
(2)	Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.
(2.5)
A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3)
A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4)
A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 7-113-103. Dissent by nominees and beneficial owners

(1)
A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:
(a)	The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(b)	The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.
(3)
The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

§ 7-113-201. Notice of dissenters’ rights

(1)
If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7- 113-202(1).

(2)
If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7- 113-202(2).

§ 7-113-202. Notice of intent to demand payment

(1)
If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters’ rights shall:

(a)
Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b)	Not vote the shares in favor of the proposed corporate action.
(2)
If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3)	A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

§ 7-113-203. Dissenters’ notice

(1)
If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2)
The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a)	State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;
(b)	State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;
(c)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(d)	Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;
(e)
Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f)	State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and
(g)	Be accompanied by a copy of this article.

§ 7-113-204. Procedure to demand payment

(1)	A shareholder who is given a dissenters’ notice pursuant to section 7-113- 203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:
(a)	Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and
(b)	Deposit the shareholder’s certificates for certificated shares.
(2)
A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3)	Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.
(4)
A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

§ 7-113-205. Uncertificated shares

(1)
Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2)	In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

§ 7-113-206. Payment

(1)
Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2)	The payment made pursuant to subsection (1) of this section shall be accompanied by:
(a)
The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b)	A statement of the corporation’s estimate of the fair value of the shares;
(c)	An explanation of how the interest was calculated;
(d)	A statement of the dissenter’s right to demand payment under section 7- 113-209; and
(e)	A copy of this article.

§ 7-113-207. Failure to take action

(1)
If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)
If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

§ 7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1)
The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2)	An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

§ 7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1)
A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a)	The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b)	The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or
(c)	The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).
(2)
A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

§ 7-113-301. Court action

(1)
If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2)
The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5)
Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

§ 7-113-302. Court costs and counsel fees

(1)
The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or
(b)
Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX A
PROXY CARD

PROXY
Kestrel Energy, Inc.
1726 Cole Boulevard, Suite 210
Lakewood, Colorado 80401
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Timothy L. Hoops and Melissa Temple as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Kestrel Energy, Inc. held of record by the undersigned on May 27, 2005 at the special meeting of shareholders to be held on August 5, 2005 or any adjournment thereof.

1.
TO APPROVE, SUBJECT TO FINAL ACTION BY OUR BOARD OF DIRECTORS, A 100-TO-1 REVERSE STOCK SPLIT OF OUR COMMON STOCK, WITH THE RESULT THAT (I) HOLDINGS PRIOR TO SUCH SPLIT OF FEWER THAN 100 SHARES OF COMMON STOCK WILL BE CONVERTED TO A FRACTIONAL SHARE, WHICH WILL THEN BE IMMEDIATELY CANCELLED AND CONVERTED INTO A RIGHT TO RECEIVE THE CASH CONSIDERATION DESCRIBED IN THE PROXY STATEMENT, AND (II) AFTER THESE CANCELLATIONS, WE WILL HAVE FEWER THAN 300 RECORD SHAREHOLDERS ALLOWING US TO DEREGISTER THE COMMON STOCK UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND THUS AVOID THE COSTS ASSOCIATED WITH BEING A PUBLIC REPORTING COMPANY

FOR ☐    AGAINST ☐    ABSTAIN ☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposal 1 above.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated _______________________, 2005

Signature Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE